Exhibit 10.1

364-DAY REVOLVING CREDIT AGREEMENT

dated as of September 30, 2004

among

WINMARK CORPORATION,
as the Company and a Loan Party

THE SUBSIDIARIES OF THE COMPANY,

as Loan Parties,

and

LASALLE BANK NATIONAL ASSOCIATION,
as Lender

SECTION 1	DEFINITIONS.
1.1	Definitions
1.2	Other Interpretive Provisions

SECTION 2	COMMITMENTS OF THE LENDER; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
2.1	Commitments
	2.1.1	Loan Commitment
	2.1.2	L/C Commitment
2.2	Loan Procedures.
	2.2.1	Various Types of Loans
	2.2.2	Borrowing Procedures.
	2.2.3	Conversion and Continuation Procedures.
2.3	Letter of Credit Procedures.
	2.3.1	L/C Applications
	2.3.2	Reimbursement Obligations.
2.4	Certain Conditions

SECTION 3	EVIDENCING OF LOANS.
3.1	Notes
3.2	Recordkeeping

SECTION 4	INTEREST.
4.1	Interest Rates
4.2	Interest Payment Dates
4.3	Setting and Notice of LIBOR Rates
4.4	Computation of Interest

SECTION 5	FEES.
5.1	Letter of Credit Fees.
5.2	Lender’s Fees

SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.
6.1	Prepayments.
	6.1.1	Voluntary Prepayments
	6.1.2	Mandatory Prepayments
	6.1.3	Manner of Prepayments
6.2	Repayments

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
7.1	Making of Payments
7.2	Application of Certain Payments
7.3	Due Date Extension
7.4	Setoff

7.5	Taxes.

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.
8.1	Increased Costs.
8.2	Basis for Determining Interest Rate Inadequate or Unfair
8.3	Changes in Law Rendering LIBOR Loans Unlawful
8.4	Funding Losses
8.5	Right of the Lender to Fund through Other Offices
8.6	Discretion of the Lender as to Manner of Funding
8.7	Mitigation of Circumstances
8.8	Conclusiveness of Statements; Survival of Provisions

SECTION 9	REPRESENTATIONS AND WARRANTIES.
9.1	Organization
9.2	Authorization; No Conflict
9.3	Validity and Binding Nature
9.4	Financial Condition
9.5	No Material Adverse Change
9.6	Litigation and Contingent Liabilities
9.7	Ownership of Properties; Liens
9.8	Equity Ownership; Subsidiaries
9.9	Pension Plans.
9.10	Investment Company Act
9.11	Public Utility Holding Company Act
9.12	Regulation U
9.13	Taxes; Tax Shelter Registration.
9.14	Solvency, etc.
9.15	Environmental Matters
9.16	Insurance
9.17	Real Property
9.18	Information
9.19	Intellectual Property
9.20	Burdensome Obligations
9.21	Labor Matters
9.22	No Default
9.23	Accounts
9.24	Anti-Terrorism Law Compliance

SECTION 10	AFFIRMATIVE COVENANTS.
10.1	Reports, Certificates and Other Information
	10.1.1	Annual Report
	10.1.2	Monthly Reports
	10.1.3	Quarterly Reports
	10.1.4	Compliance Certificates
	10.1.5	Reports to the SEC and to Shareholders
	10.1.6	Notice of Default, Litigation and ERISA Matters

	10.1.7	Borrowing Base Certificates
	10.1.8	Management Reports
	10.1.9	Subordinated Debt Notices
	10.1.10	Other Information
10.2	Books, Records and Inspections
10.3	Maintenance of Property; Insurance.
10.4	Compliance with Laws; Payment of Taxes and Liabilities
10.5	Maintenance of Existence, etc.
10.6	Use of Proceeds
10.7	Employee Benefit Plans.
10.8	Environmental Matters
10.9	Tax Shelter Registration
10.10	Further Assurances
10.11	Cash Management Systems

SECTION 11	NEGATIVE COVENANTS
11.1	Debt
11.2	Liens
11.3	Operating Leases
11.4	Restricted Payments
11.5	Mergers, Consolidations, Sales
11.6	Modification of Organizational Documents
11.7	Affiliate Transactions
11.8	Unconditional Purchase Obligations
11.9	Inconsistent Agreements
11.10	Business Activities
11.11	Restriction of Amendments to Certain Documents
11.12	Fiscal Year
11.13	Tangible Net Worth
11.14	Control Agreements

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
12.1	Initial Credit Extension
	12.1.1	Note
	12.1.2	Authorization Documents
	12.1.3	Consents, etc.
	12.1.4	Security Documents
	12.1.5	Financing Statements
	12.1.6	Opinions of Counsel
	12.1.7	Insurance
	12.1.8	Payment of Fees
	12.1.9	Search Results; Lien Terminations
	12.1.10	Filings, Registrations and Recordings
	12.1.11	Borrowing Base Certificate
	12.1.12	Closing Certificate
	12.1.13	Other

12.2	Conditions
	12.2.1	Compliance with Warranties, No Default, etc.
	12.2.2	Confirmatory Certificate

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT.
13.1	Events of Default
	13.1.1	Non-Payment of the Loans, etc.
	13.1.2	Non-Payment of Other Debt
	13.1.3	Other Material Obligations
	13.1.4	Bankruptcy, Insolvency, etc.
	13.1.5	Non-Compliance with Loan Documents
	13.1.6	Representations; Warranties
	13.1.7	Pension Plans
	13.1.8	Judgments
	13.1.9	Invalidity of Collateral Documents, etc.
	13.1.10	Invalidity of Subordination Provisions, etc.
	13.1.11	Change of Control
	13.1.12	Material Adverse Effect
13.2	Effect of Event of Default

SECTION 14	THE LOAN PARTIES.
14.1	Appointment of the Company
14.2	Relationship Among the Loan Parties.

SECTION 15	GENERAL.
15.1	Waiver; Amendments
15.2	Confirmations
15.3	Notices
15.4	Computations
15.5	Costs, Expenses and Taxes
15.6	Assignments; Participations.
15.7	GOVERNING LAW
15.8	Confidentiality
15.9	Severability
15.10	Nature of Remedies
15.11	Entire Agreement
15.12	Counterparts
15.13	Successors and Assigns
15.14	Captions
15.15	INDEMNIFICATION BY THE LOAN PARTIES
15.16	Nonliability of Lender
15.17	FORUM SELECTION AND CONSENT TO JURISDICTION
15.18	WAIVER OF JURY TRIAL

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.7	Ownership of Properties; Liens
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.17	Real Property
SCHEDULE 9.23	Accounts
SCHEDULE 11.7	Affiliate Transactions

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Master Letter of Credit Agreement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Conversion/Continuation
EXHIBIT G	Form of Security Agreement
EXHIBIT H	Form of Pledge Agreement

364-DAY REVOLVING CREDIT AGREEMENT

THIS 364-DAY REVOLVING CREDIT AGREEMENT dated as of September 30, 2004 (this “Agreement”) is entered into among WINMARK CORPORATION (the “Company”), the Subsidiaries of the Company that are or may from time to time become parties hereto (together with the Company and their respective successors and assigns, the “Loan Parties”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as the Lender.

The Lender has agreed to make available to the Company a 364-day revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

DEFINITIONS.

Definitions.  When used herein the following terms shall have the following meanings:

“Account”:  As defined in the UCC.

“Acquisition”:  Any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of all or any portion of the Capital Securities of any Person, (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary), or (d) any other Investment in a Person; provided, however, that an Investment in publicly-traded securities of a Person shall not constitute an Acquisition so long as such Investment does not result in (i) the acquisition of all or substantially all of the assets or Capital Securities of such Person, or (ii) a merger, consolidation or other combination with such Person.

“Affected Loan”:  As defined in Section 8.3.

“Affiliate”:  With respect to any Person, (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to the Lender, any entity administered or managed by the Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, the Lender shall not be deemed an Affiliate of any Loan Party.

“Agreement”:  As defined in the Preamble.

“Applicable Margin”:  For any day, a rate per annum of (i) for LIBOR Loans, 2.00% or (ii) for Base Rate Loans, 0.00%.

“Asset Disposition”:  The sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 30 days with another asset performing the same or a similar function and (b) the sale or lease of inventory in the ordinary course of business.

“Attorney Costs”:  With respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

“Bank Product Agreements”:  Those certain cash management service agreements entered into from time to time between any Loan Party and the Lender or its Affiliates in connection with any of the Bank Products.

“Bank Product Obligations”:  All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to the Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Lender as a result of the Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

“Bank Products”:  Any service or facility extended to any Loan Party by the Lender or its Affiliates including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Base Rate”:  At any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

“Base Rate Loan”:  Any Loan which bears interest at or by reference to the Base Rate.

“Borrowing Base”:  As of the end of any month, an amount equal to EBITDA for the twelve consecutive months ended or most recently ended on such month times two (2).

“Borrowing Base Certificate”:  A certificate substantially in the form of Exhibit C.

“BSA”:  As defined in Section 10.4.

“Business Day”:  Any day on which LaSalle is open for commercial banking business in Minneapolis, Minnesota and Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures”:  All expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease”:  With respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Securities”:  With respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Cash Collateralize”:  To deliver cash collateral to the Lender, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Lender.  Derivatives of such term have corresponding meanings.

“Change of Control”:  The occurrence of any of the following events: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Capital Securities of the Company representing 50% or more of the combined voting power of all Capital Securities of the Company entitled to vote in the election of directors; (b) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over Capital Securities of the Company representing 50% or more of the combined voting power of all Capital Securities of the Company entitled to vote in the election of directors; or (c) the Company shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Subsidiary.

“Closing Date”:  As defined in Section 12.1.

“Code”:  The Internal Revenue Code of 1986.

“Collateral Access Agreement”:  An agreement in form and substance reasonably satisfactory to the Lender pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Lender and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Collateral Documents”:  Collectively, the Security Agreement, the Pledge Agreement, each Collateral Access Agreement, each UCC-1 financing statement, each Control Agreement and any other agreement or instrument pursuant to which the Company, any other Loan Party or any other Person grants or purports to grant collateral to the Lender or otherwise relates to such collateral.

“Commitment”:  The Lender’s commitment to make Loans, and to issue Letters of Credit, under this Agreement, as reduced from time to time pursuant to Section 6.1.  The initial amount of the Lender’s commitment to make Loans is $15,000,000; provided that not more than $10,000,000 of such amount is available for the leasing operations of the Loan Parties.

“Company”:  As defined in the Preamble.

“Compliance Certificate”:  A Compliance Certificate in substantially the form of Exhibit B.

“Contingent Liability”:  With respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise):  (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Control Agreement”:  An account control agreement, in form and substance satisfactory to the Lender, among the Lender, the applicable Loan Party and the depository or securities intermediary for any deposit, checking or brokerage account opened or maintained by a Loan Party.

“Controlled Group”:  All members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Debt”:  With respect to any Person, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, not including obligations of a Loan Party under non-recourse discounted leases, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person and (i) all Debt of any partnership of which such Person is a general partner.

“Dollar” and the sign “$”:  Lawful money of the United States of America.

“EBITDA”:  For any period, the Borrowers’ “Income from Operations” (as set forth on the Borrowers’ consolidated income statement) plus depreciation, plus amortization, plus compensation expense related to the granting of stock options.

“Environmental Claims”:  All claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws”:  All present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA”:  The Employee Retirement Income Security Act of 1974.

“Event of Default”:  Any of the events described in Section 13.1.

“Excluded Taxes”:  Taxes based upon, or measured by, the Lender’s (or a branch of the Lender’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which the Lender is organized, (b) in a jurisdiction which the Lender’s principal office is located, or (c) in a jurisdiction in which the Lender’s lending office (or branch) in respect of which payments under this Agreement are made is located.

“Federal Funds Rate”:  For any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.  The Lender’s determination of such rate shall be binding and conclusive absent manifest error.

“Fiscal Quarter”:  A fiscal quarter of a Fiscal Year.

“Fiscal Year”:  The fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on the last Saturday of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2003”) refer to the Fiscal Year ending on the last Saturday of such calendar year.

“FRB”:  The Board of Governors of the Federal Reserve System or any successor thereto.

“Funded Debt”:  As to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

“GAAP”:  Generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

“Group”:  As defined in Section 2.2.1.

“Hazardous Substances”:  (a) Any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement”:  Any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation”:  With respect to any Person, any liability of such Person under any Hedging Agreement.  The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

“Indemnified Liabilities”:  As defined in Section 15.16.

“Interest Expense”:  For any period, the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“Interest Period”:  As to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)                                  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business

Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)                                 any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  the Company may not select any Interest Period for a Loan which would extend beyond the scheduled Termination Date.

“Inventory”:  As defined in the Security Agreement.

“Investment”:  With respect to any Person, any investment in another Person, whether by acquisition of any Capital Security, by making any loan or advance, or by making an Acquisition.

“LaSalle”:  As defined in the Preamble.

“L/C Application”:  With respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Lender at the time of such request for the type of letter of credit requested.

“L/C Fee Rate”:  A rate per annum of 2%.

“Lender”:  LaSalle.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

“Lender Party”:  As defined in Section 15.15.

“Letter of Credit”:  As defined in Section 2.1.2.

“LIBOR Loan”:  Any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Office”:  The office or offices of the Lender which shall be making or maintaining the LIBOR Loans.  A LIBOR Office may be, at the option of the Lender, either a domestic or foreign office.

“LIBOR Rate”:  A rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period, as displayed in the Bloomberg Financial Markets system

(or other authoritative source selected by the Lender in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Lender in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period.  The Lender’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

“Lien”:  With respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan Availability”:  The lesser of (i) the Commitment and (ii) the Borrowing Base.

“Loan Documents”:  This Agreement, the Note, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Collateral Documents, the Subordination Agreements and all documents, instruments and agreements delivered in connection with the foregoing.

“Loan Party”:  The Company and each Subsidiary.

“Loan or Loans”:  As defined in Section 2.1.1.

“Margin Stock”:  Any “margin stock” as defined in Regulation U.

“Master Letter of Credit Agreement”:  At any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form of Exhibit D, or successor form designated by the Lender.

“Material Adverse Effect”:  (a) A material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Multiemployer Pension Plan”:  A multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

“Note”:  A promissory note in the form of Exhibit A.

“Notice of Borrowing”:  As defined in Section 2.2.2.

“Notice of Conversion/Continuation”:  As defined in Section 2.2.3.

“Obligations”:  All obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to the Lender or its Affiliates, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC”:  As defined in Section 9.24.

“Operating Lease”:  Any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

“Outstandings”:  At any time, the sum of (a) the aggregate principal amount of all outstanding Loans, plus (b) the Stated Amount of all Letters of Credit.

“PBGC”:  The Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan”:  A “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Person”:  Any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement”:  A Pledge Agreement in the form of Exhibit H executed and delivered by the Company.

“Prime Rate”:  For any day, the rate of interest in effect for such day as publicly announced from time to time by the Lender as its prime rate (whether or not such rate is actually charged by the Lender), which is not intended to be the Lender’s lowest or most favorable rate of interest at any one time.  Any change in the Prime Rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Lender shall not be obligated to give notice of any change in the Prime Rate.

“Regulation D”:  Regulation D of the FRB.

“Regulation U”:  Regulation U of the FRB.

“Reportable Event”:  A reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“SEC”:  The Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Security Agreement”:  A Security Agreement in the form of Exhibit G executed and delivered by the Loan Parties.

“Senior Debt”:  All Debt of the Company and its Subsidiaries other than Subordinated Debt.

“Senior Officer”:  With respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.

“Stated Amount”:  With respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

“Subordinated Debt”:  Any unsecured Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Lender.

“Subordinated Debt Documents”:  All documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by the Lender.

“Subordination Agreements”:  All subordination agreements executed by a holder of Subordinated Debt in favor of the Lender from time to time after the Closing Date.

“Subsidiary”:  With respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

“Tangible Net Worth”:  As of any date of determination, the sum of the amounts set forth on the balance sheet of the Company and the Subsidiaries as total shareholder equity of the Company and the Subsidiaries, plus any Subordinated Debt, minus the book value of all intangible assets of the Company and the Subsidiaries (including all such items as goodwill, trade names, service marks, copyrights, patents, licenses, deferred items, unamortized debt discount, prepaid expenses and any other items deemed intangible by the Lender), minus Investments in non-public companies net of cash dividends received in respect of such Investments.

“Taxes”:  Any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Termination Date”:  The earlier to occur of (a) September 29, 2005 or (b) such other date on which the Commitment terminates pursuant to Section 13.

“Termination Event”:  With respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

“Total Plan Liability”:  At any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“type”:  As defined in Section 2.2.1.

“UCC”:  As defined in the Security Agreement.

“Unfunded Liability”:  The amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Event of Default”:  Any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

“Wholly-Owned Subsidiary”:  As to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

Other Interpretive Provisions.

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  The term “including” is not limiting and means “including without limitation.”

(d)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)                                  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)                                    This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)                                 This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Company, the Lender and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against the Lender merely because of the Lender’s involvement in their preparation.

COMMITMENTS OF THE LENDER; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

Commitments.  On and subject to the terms and conditions of this Agreement, the Lender agrees to make loans to, and to issue letters of credit for the account of, the Loan Parties, jointly or severally, as follows:

Loan Commitment.  The Lender agrees to make loans on a revolving basis (“Loans”) from time to time until the Termination Date in the amounts as the Company may request from the Lender; provided that (i) the Outstandings will not at any time exceed Loan Availability and (ii) the Outstandings with respect to the leasing operations of the Loan Parties will not at any time exceed $10,000,000.

L/C Commitment.  Subject to Section 2.3.1, the Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $500,000 and (b) the Outstandings shall not at any time exceed Loan Availability.

Loan Procedures.

Various Types of Loans.  Each Loan shall be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.  LIBOR Loans having the same Interest Period are sometimes called a “Group” or, collectively, “Groups”.  Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than ten (10) different Groups of LIBOR Loans shall be outstanding at any one time.

Borrowing Procedures.The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Lender of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Minneapolis time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Minneapolis time, at least two Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor.  So long as the Lender has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Lender shall pay over to the Company, in immediately available funds the amount of the proposed borrowing on the requested borrowing date.  Each borrowing shall be on a Business Day.  Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 or a higher integral multiple of $100,000, and each LIBOR borrowing shall be in an aggregate amount of at least $100,000 or a higher integral multiple of $100,000.

Conversion and Continuation Procedures.Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Lender in accordance with clause (b) below:

elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $100,000) into Loans of the other type; or

elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $100,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $100,000 or a higher integral multiple of $100,000.

The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Lender of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Minneapolis time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Minneapolis time, at least two Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

the proposed date of conversion or continuation;
the aggregate amount of Loans to be converted or continued;
the type of Loans resulting from the proposed conversion or continuation; and
in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

Letter of Credit Procedures.

L/C Applications.  The Loan Parties shall execute and deliver to the Lender the Master Letter of Credit Agreement from time to time in effect.  The Company shall give notice to the Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Lender shall agree in any particular instance in its sole discretion) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Lender, together with such other documentation as the Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier of thirty (30) days prior to (i) one year after the date of issuance thereof and (ii) the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized) provided, a Letter of Credit with an expiration date of one year may provide for renewal thereof in additional one-year periods, subject to the preceding clause (ii)) and whether such Letter of Credit is to be transferable in whole or in part.  So long as the Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Lender shall issue such Letter of Credit on the requested issuance date.  In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

Reimbursement Obligations.

Each Loan Party hereby unconditionally and irrevocably agrees to reimburse the Lender for each payment or disbursement made by the Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made.  Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%.  The Lender shall notify the Company whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Lender to so notify the Company shall not affect the rights of the Lender in any manner whatsoever.

The Loan Parties’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

Certain Conditions.  Notwithstanding any other provision of this Agreement, the Lender shall not have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, or to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

EVIDENCING OF LOANS.

Notes.  The Loans shall be evidenced by a Note, with appropriate insertions, payable to the order of the Lender in a face principal amount equal to the Commitment.

Recordkeeping.  The Lender shall record in its records, the date and amount of each Loan made by the Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Loan Parties hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

INTEREST.

Interest Rates.  The Loan Parties, jointly and severally, promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin; and

at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the Applicable Margin;

provided that at any time an Event of Default exists, unless the Lender otherwise consents, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate plus 2%), provided further that such increase may thereafter be rescinded by the Lender.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity.  Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity.  After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

Setting and Notice of LIBOR Rates.  The applicable LIBOR Rate for each Interest Period shall be determined by the Lender, and notice thereof shall be given by the Lender promptly to the Company.  Each determination of the applicable LIBOR Rate by the Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Lender shall, upon written request of the Company, deliver to the Company a statement showing the computations used by the Lender in determining any applicable LIBOR Rate hereunder.

Computation of Interest.  Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days.  The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

FEES.

Letter of Credit Fees.

(a)                                  The Loan Parties, jointly and severally, agree to pay to the Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate of the Stated Amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Lender otherwise consents, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists.  Such letter of credit fee shall be payable in arrears on the first day of each calendar month and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)                                 In addition, with respect to each Letter of Credit, the Company agrees to pay to the Lender such fees and expenses as the Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Lender.

Lender’s Fees.  The Loan Parties, jointly and severally, agree to pay to the Lender such fees and expenses as are mutually agreed to from time to time by the Company and the Lender, including the fees required to be paid in accordance with Section 15.5.

REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

Prepayments.

Voluntary Prepayments.  The Loan Parties may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Lender notice thereof not later than 11:00 A.M., Minneapolis time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

Mandatory Prepayments.  If on any day the Outstandings exceed the Borrowing Base, the Loan Parties shall immediately prepay the Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

Manner of Prepayments.  Each voluntary partial prepayment shall be in a principal amount of $25,000 or a higher integral multiple of $5,000.  Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a).  Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.  Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

Repayments.  The Loans shall be paid in full and the Commitment shall terminate on the Termination Date.

MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

Making of Payments.  All payments of principal or interest on the Note, and of all fees, shall be made by the Company to the Lender in immediately available funds at the office specified by the Lender not later than noon, Minneapolis time, on the date due; and funds received after that hour shall be deemed to have been received by the Lender on the following Business Day.  All payments under Section 8.1 shall be made by the Company directly to the Lender without setoff, counterclaim or other defense.

Application of Certain Payments.  So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3.  After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the

Lender as proceeds from the sale of, or other realization upon, all or any part of the collateral shall be applied as the Lender shall determine in its discretion.

Due Date Extension.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

Setoff.  Each Loan Party agrees that the Lender has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Loan Party agrees that at any time any Event of Default exists, the Lender may apply to the payment of any Obligations of the Loan Parties hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of any Loan Party then or thereafter with the Lender.

Taxes.

(a)                                  All payments made by any Loan Party hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Loan Parties free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)                                 If a Loan Party makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, such Loan Party shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.5(b)), the amount paid to the Lender equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.5(b).  To the extent a Loan Party withholds any Taxes on payments hereunder or under any Loan Document, such Loan Party shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Lender within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)                                  If the Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against the Lender with respect to amounts received or receivable hereunder or under any other Loan Document, the Loan Parties, jointly and severally, will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.5(c).  A certificate prepared in good faith as to the amount of such payment by the Lender shall, absent manifest error, be final, conclusive, and binding on all parties.

INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

Increased Costs.

(a)                                  If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender; or (ii) shall impose on the Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) the Lender (or any LIBOR Office of the Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by the Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, the Loan Parties shall pay to the Lender such additional amount as will compensate the Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which the Lender first made demand therefor.

(b)                                 If the Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy of the Lender, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy of the Lender (whether or not having the force of law) by any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of the Lender’s obligations hereunder or under any Letter of Credit to a level below that which the Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy of the Lender) by an amount deemed by the Lender or such controlling Person to be material, then from time to time, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Loan Parties shall pay to the Lender such additional amount as will compensate the Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which the Lender first made demand therefor.

Basis for Determining Interest Rate Inadequate or Unfair.  If:

the Lender reasonably determines (which determination shall be binding and conclusive on the Loan Parties) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or the Lender reasonably determines that the LIBOR Rate will not adequately and fairly reflect the cost to the Lender of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which the Lender may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Lender materially affects such Loans;

then the Lender shall promptly notify the Company thereof and, so long as such circumstances shall continue, (i) the Lender shall be under no obligation to make or convert any Base Rate

Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

Changes in Law Rendering LIBOR Loans Unlawful.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of the Lender cause a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Loans, then the Lender shall promptly notify the Company and, so long as such circumstances shall continue, (a) the Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan and (b) on the last day of the current Interest Period for each LIBOR Loan of the Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.  Each Base Rate Loan made by the Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

Funding Losses.  The Loan Parties hereby agree that upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed), the Loan Parties will indemnify the Lender against any net loss or expense which the Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain any LIBOR Loan), as reasonably determined by the Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of the Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company or another Loan Party to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement.  For this purpose, all notices to the Lender pursuant to this Agreement shall be deemed to be irrevocable.

Right of the Lender to Fund through Other Offices.  The Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of the Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by the Lender and the obligation of the Company to repay such Loan shall nevertheless be to the Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

Discretion of the Lender as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

Mitigation of Circumstances.  The Lender shall promptly notify the Company of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in the Lender’s sole judgment, otherwise disadvantageous to the Lender) to mitigate or avoid, (i) any obligation by the Loan Parties to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if the Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, the Lender shall promptly so notify the Company).  Without limiting the foregoing, the Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Loan Parties of) any event described in clause (i) or (ii) above and such designation will not, in the Lender’s sole judgment, be otherwise disadvantageous to the Lender.

Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of the Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error.  The Lender may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of the Note, expiration or termination of the Letters of Credit and termination of this Agreement.

REPRESENTATIONS AND WARRANTIES.

To induce the Lender to enter into this Agreement and to induce the Lender to make Loans and issue Letters of Credit hereunder, each Loan Party represents and warrants to the Lender that:

Organization.  Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

Authorization; No Conflict.  Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, is duly authorized to borrow monies hereunder and is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Loan Parties hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Lender created pursuant to the Collateral Documents).

Validity and Binding Nature.  Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

Financial Condition.  The audited consolidated financial statements of the Company and its Subsidiaries as at December 27, 2003 and the unaudited consolidated financial statements of the Company and the Subsidiaries as at June 26, 2004 copies of each of which have been delivered to the Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

No Material Adverse Change.  Since December 27, 2003 there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.

Litigation and Contingent Liabilities.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6.  Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

Ownership of Properties; Liens.  Each Loan Party owns good and, in the case of real property,  marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2 and listed in Schedule 9.7.

Equity Ownership; Subsidiaries.  All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Lender, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 9.8 and no Loan Party has material Investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 9.8.  As of the Closing Date, each Subsidiary is a Wholly-Owned Subsidiary and all of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Company.

Pension Plans.

(a)                                  The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans.  Each Pension Plan complies in all material respects with all applicable requirements of law and regulations.  No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect.  There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or the Company or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability.  Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)                                 All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

Public Utility Holding Company Act.  No Loan Party is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

Regulation U.  No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

Taxes; Tax Shelter Registration.

(a)                                  Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  The Loan Parties have made adequate reserves on their books and records in accordance with

GAAP for all taxes that have accrued but which are not yet due and payable.  No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

(b)                                 No Loan Party intends to treat any of the transactions contemplated by any Loan Document as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Solvency, etc.  On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

Environmental Matters.  The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

Insurance.  Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

Real Property.  Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

Information.  All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by any Loan Party are based on good faith estimates and assumptions believed by such Loan Party to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

Intellectual Property.  Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

Burdensome Obligations.  No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

Labor Matters.  No Loan Party is subject to any labor or collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

No Default.  No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

Accounts.  No Loan Party maintains any deposit, checking, brokerage or similar account with any bank, savings association, financial institution or similar financial intermediary, other than those identified on Schedule 9.23.

Anti-Terrorism Law Compliance.  None of the Loan Parties is subject to or in violation of any law, regulation or list of any government agency including, without limitation, the U.S. Office of Foreign Asset Control (“OFAC”) list, Executive Order 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making any Advance or extension of credit to any Loan Party or from otherwise conducting business with any Loan Party.

AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitment and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each Loan Party agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

Reports, Certificates and Other Information.  Furnish to the Lender:

Annual Report.  Promptly when available and in any event within ninety (90) days after the end of each Fiscal Year (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and consolidated statements of income or operations, shareholder’s equity and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, together with a written opinion from independent auditors of national standing selected by the Company and reasonably acceptable to the Lender that (A) such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP and (B) in making the examination necessary for the signing of such annual audit report, nothing came to the attention of such auditors that caused them to believe that the Company was not in compliance with any provision of Section 11.1, 11.3, 11.4 or 11.13 of this Agreement; (b) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year, certified by a Senior Officer of the Company; and (c) statements of forecasted consolidated income for the Company and its Subsidiaries for each Fiscal Quarter in the current Fiscal Year and a forecasted consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, together with supporting assumptions, all in reasonable detail and scope satisfactory to the Lender and certified by a Senior Officer of the Company.

Monthly Reports.  Promptly when available and in any event within thirty (30) days after the end of each month, consolidated balance sheets of the Company and its Subsidiaries as of the end of such month, together with consolidated statements of income or operations for such month, together with a comparison with the corresponding period of the previous Fiscal Year and for the statements of income a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Company.

Quarterly Reports.  Promptly when available and in any event within forty-five (45) days after the end of each quarter, consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter, together with consolidated statements of income or operations for such quarter, and a consolidated statement of cash flows for the period beginning with the first day of such Fiscal Year and ending on the last day of such quarter, together with a comparison with the corresponding period of the previous Fiscal Year and for the statements of income a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Company.

Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of monthly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such monthly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratio set forth in Section 11.14 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations.

Reports to the SEC and to Shareholders.  Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

Notice of Default, Litigation and ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

the occurrence of an Event of Default or an Unmatured Event of Default;

any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lender which has been instituted or, to the knowledge of any Loan Party, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the

Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

any cancellation or material change in any insurance maintained by any Loan Party; or

any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

Borrowing Base Certificates.  Within thirty (30) days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by a Senior Officer of the Company on behalf of the Company (provided that (a) the Company may deliver a Borrowing Base Certificate more frequently if it chooses and (b) at any time an Event of Default exists, the Lender may require the Company to deliver Borrowing Base Certificates more frequently).

Management Reports.  Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

Subordinated Debt Notices.  Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

Other Information.  Promptly from time to time, such other information concerning the Loan Parties as the Lender may reasonably request.

Books, Records and Inspections.  Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; implement and maintain a cash management system reasonably acceptable to the Lender; permit, and cause each other Loan Party to permit, the Lender or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Lender or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with the Lender or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Lender and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral.

All such inspections or audits by the Lender shall be at the Company’s expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Lender for inspections or audits more frequently than once each Fiscal Year.

Maintenance of Property; Insurance.

(a)                                  Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.

(b)                                 Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Lender, furnish to the Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties.  The Company shall cause each issuer of an insurance policy to provide the Lender with an endorsement (i) showing the Lender as loss payee with respect to each policy of property or casualty insurance and naming the Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Lender.

Compliance with Laws; Payment of Taxes and Liabilities.  (1)  Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

Use of Proceeds.  Use the proceeds of the Loans and the Letters of Credit solely for working capital purposes, for Acquisitions permitted by Section 11.5, for Capital Expenditures and for other general business purposes; and not use or permit (i) the Outstandings with respect to the leasing operations of the Loan Parties to exceed $10,000,000, or (ii) any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

Employee Benefit Plans.

(a)                                  Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)                                 Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)                                  Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

Environmental Matters.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company or the applicable Loan Party shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, each Loan Party shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance.  To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

Tax Shelter Registration.  Notify the Lender of any action (or the intention to take an action) inconsistent with the representation in Section 9.13(b).  If the Company so notifies the Lender, the Company acknowledges and agrees that the Lender may treat the transactions contemplated hereby (or any single transaction contemplated hereby) as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Lender, as applicable, may maintain the lists and other regulations required by such Treasury Regulation.  To the extent the Lender determines to maintain such list, each Loan Party shall cooperate with the Lender in obtaining the information required under such Treasury Regulation.  Within 10 days after notifying the Lender under this Section 10.9, the Company shall deliver to the Lender a duly completed copy of IRS Form 8886 or any successor form.

Further Assurances.  Take such actions as are necessary or as the Lender may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the assets of the Loan Parties (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Lender may determine, including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

Cash Management Systems.  The Loan Parties shall provide to the Lender all documents and other information relating to the Loan Parties’ cash management system (including all deposit, checking, or brokerage accounts opened or maintained by a Loan Party) as requested from time to time by the Lender, and such cash management systems shall be reasonably acceptable to the Lender.

NEGATIVE COVENANTS

Until the expiration or termination of the Commitment and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each Loan Party agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

Debt.  Not, and not permit any other Loan Party to, incur, assume or suffer to exist any Debt, except:

Obligations under this Agreement and the other Loan Documents;

Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $500,000;

Debt of the Company to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to the Company or another domestic Wholly-Owned Subsidiary; provided that such Debt shall be subordinated to the Obligations of the Loan Parties hereunder in a manner reasonably satisfactory to the Lender;

Subordinated Debt;

Hedging Obligations incurred in favor of the Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 11.5 and purchasers in connection with dispositions permitted under Section 11.5;

other unsecured Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $250,000;

Accounts payable and trade debt arising in the ordinary course of the Loan Parties’ business; and

Any non-recourse obligation of a Loan Party arising from a discounting transaction in the ordinary course of business.

Liens.  Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA), and (iii) Liens created in the ordinary course of business arising from non-recourse discounting transactions including (without limitation) liens against (A) the particular lease, (B) all equipment subject to such lease, (C) all lease collateral for such lease, (D) all warranty and other rights a Loan Party may have with respect to such lease and the related equipment against the manufacturers of such equipment and against the sellers and assignors from whom such Loan Party may have acquired such lease and such equipment, (E) proceeds from any and all of the foregoing.  Upon the written request of the Borrower, the Lender agrees to execute a subordination agreement in form and substance satisfactory to the Lender in connection with liens pursuant to Section 11.2(b)(iii);

Liens arising in the ordinary course of business in an amount of not more than $25,000;

subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party; and

Liens arising under the Loan Documents.

Operating Leases.  Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $1,000,000 in any Fiscal Year.

Restricted Payments.  Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing.  Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a domestic Wholly-Owned Subsidiary; (ii) the Company may purchase or redeem any of its Capital Securities so long as after giving effect to such purchase or redemption the Company will remain in compliance with Section 11.14, as certified by the Company in form and substance satisfactory to the Lender; (iii) the Company may make regularly scheduled payments of interest in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof, and (iv) the Company may grant stock options pursuant to a plan approved by the Shareholders of the Company.

Mergers, Consolidations, Sales.  Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; (iii) sales and dispositions of assets for at least fair market value (as determined by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Loan Parties as of the last day of the preceding Fiscal Year; (iv) the discounting of non-recourse leases in the ordinary course of business, and (v) any Acquisition by the Company or any domestic Wholly-Owned Subsidiary where:

(A) the business or division acquired are for use, or the Person acquired or invested in is engaged, in a business engaged in by a Loan Party on the Closing Date;

(B) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

(C) the aggregate consideration to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions) is less than $10,000,000 individually and the aggregate consideration for all Acquisitions by the Loan Parties since the Closing Date does not exceed $10,000,000;

(D) immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.14 and Loan Availability minus Outstandings is greater than or equal to $3,000,000;

(E) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition;

(F) reasonably prior to such Acquisition, the Lender shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Lender may require to evidence the termination of Liens on the assets or business to be acquired if applicable;

(G) not less than ten (10) Business Days prior to such Acquisition, the Lender shall have received an acquisition summary with respect to the Person and/or business or division to be acquired or invested in, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of pro forma EBITDA relating thereto;

(H) consents have been obtained in favor of the Lender to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Loan Parties and (if delivered to the Loan Party) the selling party in favor of the Lender have been delivered; and

(I) the provisions of Section 10.10 have been satisfied.

Modification of Organizational Documents.  Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lender.

Affiliate Transactions.  Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliate, except for those listed on Schedule 11.7.

Unconditional Purchase Obligations.  Not, and not permit any other Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

Inconsistent Agreements.  Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by a Loan Party hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Lender, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

Business Activities.  Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in and businesses reasonably related thereto.

Restriction of Amendments to Certain Documents.  Not amend or otherwise modify, or waive any rights under,

Fiscal Year.  Not change its Fiscal Year.

Tangible Net Worth.  Not permit the Tangible Net Worth of the Company and the Subsidiaries at any time to be less than Five Million Dollars ($5,000,000).

Control Agreements.  Not fail to deliver to the Lender within thirty (30) days after the Lender’s request, a Control Agreement for any deposit, checking or brokerage account opened or maintained by a Loan Party.

EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of the Lender to make the Loans and to issue Letters of Credit is subject to the following conditions precedent:

Initial Credit Extension.  The obligation of the Lender to make the initial Loans and the obligation of the Lender to issue the initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the condition precedent that the Lender shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Lender), in form and substance satisfactory to the Lender (and the date on which all such conditions precedent have been satisfied or waived in writing by the Lender is called the “Closing Date”):

Note.  A Note duly executed by the Loan Parties.

Authorization Documents.  For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Lender; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

Consents, etc.  Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

Security Documents.  A counterpart of the Security Agreement executed by each Loan Party, a counterpart of the Pledge Agreement executed by the Company, and a counterpart of a Control Agreement for each account identified by the Lender, executed by the applicable Loan Party and the depository or financial intermediary, in each case together with all instruments, transfer powers and other items required to be delivered in connection therewith.

Financing Statements.  UCC-1 financing statements relating to the Collateral (as defined in the Security Agreement) and the Capital Securities pledged pursuant to the Pledge

Agreement, completed and, if required, executed by each Loan Party, for filing in each jurisdiction reasonably requested by the Lender.

Opinions of Counsel.  Opinions of counsel for each Loan Party, including local counsel reasonably requested by the Lender.

Insurance.  Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Lender has been named as a lender’s loss payee and an additional insured on all related insurance policies.

Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Lender to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Lender’s reasonable estimate of Attorney Costs incurred or to be incurred by the Lender through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Lender).

Search Results; Lien Terminations.  Certified copies of Uniform Commercial Code search reports and pending suit judgments and tax lien search reports dated a date reasonably near to the Closing Date, listing all effective financing statements, suits, judgments or tax liens which name any Loan Party (under their present names and any previous names) as debtors, together with copies of any such financing statements, suits, judgments and tax liens.

Filings, Registrations and Recordings.  The Lender shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

Borrowing Base Certificate.  A Borrowing Base Certificate dated as of the Closing Date.

Closing Certificate.  A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date.

Other.  Such other documents as the Lender may reasonably request.

Conditions.  The obligation (a) of the Lender to make each Loan and (b) of the Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

Confirmatory Certificate.  If requested by the Lender, the Lender shall have received a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Lender may reasonably request in support thereof.

EVENTS OF DEFAULT AND THEIR EFFECT.

Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Loan Parties hereunder or under any other Loan Document.

Non-Payment of Other Debt.  Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

Other Material Obligations.  Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

Bankruptcy, Insolvency, etc.  Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

Non-Compliance with Loan Documents.  (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1.5, 10.3(b), 10.5, or 10.9 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days.

Representations; Warranties.  Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

Pension Plans.  (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.

Judgments.  Final judgments which exceed an aggregate of $250,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

Invalidity of Collateral Documents, etc.  Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

Invalidity of Subordination Provisions, etc.  Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

Change of Control.  A Change of Control shall occur.

Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

Effect of Event of Default.  If any Event of Default described in Section 13.1.4 shall occur in respect of the Company, the Commitment shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Loan Parties shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Lender may declare the Commitment to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Loan Parties immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitment shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Loan Parties shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind.  The Lender shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.  Any cash collateral delivered hereunder shall be held by the Lender (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit.  After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Lender to any remaining Obligations hereunder and any excess shall be delivered to the Company for the benefit of the Loan Parties or as a court of competent jurisdiction may elect.

THE LOAN PARTIES.

Appointment of the Company.  Each Loan Party hereby appoints and authorizes the Company to take such action as its agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Company by the terms thereof, together with such power that are reasonably incidental thereto, and the Company hereby accepts such appointment.

Relationship Among the Loan Parties.

JOINT AND SEVERAL LIABILITY.  EACH LOAN PARTY AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER LOAN PARTY, FOR THE PAYMENT OF ALL OBLIGATIONS OF THE LOAN PARTIES UNDER THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT, AND THAT THE LENDER CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY OR ALL LOAN PARTIES, IN THE LENDER’S SOLE AND UNLIMITED DISCRETION.

Waivers of Defenses.  The obligations of the Loan Parties hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of the Lender hereunder to make the Loans and to issue Letters of Credit shall have expired or been terminated and all outstanding Letters of Credit shall have expired or the liability of the Lender thereon shall have otherwise been discharged.  The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of each Loan Party and that the covenants, agreements and all obligations of each Loan Party hereunder be absolute, unconditional and irrevocable.  Each Loan Party shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.

Other Transactions.  The Lender is expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Loan Parties or by any other Person on behalf of the Loan Parties, or to forward or deliver any or all such collateral and security directly to the Loan Parties for collection and remittance or for credit.  No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Loan Parties’ obligations under this Agreement or any other Loan Document. The liabilities of each Loan Party hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of the Lender to realize upon any of the Obligations of any other Loan Party to the Lender, or upon any collateral or security for any or all of the Obligations, nor by the taking by the Lender of (or the failure to take) any guaranty or guaranties to secure the Obligations, nor by the taking by the Lender of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind.  No act or omission of the Lender, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Loan Party, shall affect or impair the obligations of the Loan Parties hereunder.

Actions Not Required.  Each Loan Party, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets of any other Loan Party or any other action by any court or other governmental body with respect thereto or to cause the Lender to proceed against any security for the Obligations or any other recourse which the Lender may have with respect thereto and further waives any and all requirements that the Lender institute any action or proceeding at law or in equity, or obtain any judgment, against any other Loan Party or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, such Loan Party under this Agreement or any other Loan Document.

No Subrogation.  Notwithstanding any payment or payments made by any Loan Party hereunder or any setoff or application of funds of any Loan Party by the Lender, such Loan Party shall not be entitled to be subrogated to any of the rights of the Lender against any other Loan Party or any other guarantor or any collateral security or guaranty or right of offset held by the Lender for the payment of the Obligations, nor shall such Loan Party seek or be entitled to seek any contribution or reimbursement from any other Loan Party or any other guarantor in respect of payments made by such Loan Party hereunder, until all amounts owing to the Lender by the Loan Parties on account of the Obligations are irrevocably paid in full.  If any amount shall be paid to a Loan Party on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by that Loan Party in trust for the Lender, segregated from other funds of that Loan Party, and shall, forthwith upon receipt by the Loan Party, be turned over to the Lender in the exact form received by the Loan Party (duly indorsed by the Loan Party to the Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Lender may determine.

Application of Payments.  Any and all payments upon the Obligations made by the Loan Parties or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Lender on such items of the Obligations as the Lender may elect.

Recovery of Payment.  If any payment received by the Lender and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Loan Party or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and each Loan Party shall be jointly and severally liable for such Obligations as fully as if such application had never been made.  References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

Loan Parties’ Financial Condition.  Each Loan Party is familiar with the financial condition of the other Loan Parties, and each Loan Party has executed and delivered this Agreement based on that Loan Party’s own judgment and not in reliance upon any statement or representation of the Lender.  The Lender shall have no obligation to provide any Loan Party with any advice whatsoever or to inform any Loan Party at any time of the Lender’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Loan Parties.

Bankruptcy of the Loan Parties.  Each Loan Party expressly agrees that, to the extent permitted by applicable law, the liabilities and obligations of that Loan Party under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Loan Party or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Loan Party under this Agreement or any other Loan Document, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Loan Party.

Limitation; Insolvency Laws.  As used in this Section 14.2(j): (a) the term “Applicable Insolvency Laws” means the laws of the United States of America or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United Stated Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Loan Party, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by any Loan Party securing the Obligations, in whole or in part.  Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Loan party, this Agreement or any other Loan Document or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Loan Party, only to the maximum extent that would not cause this Agreement, such other Loan Document or such Specified Lien to be subject to avoidance, recovery or unenforceability.  To the extent that any payment to, or realization by, the Lender on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement and such other Loan Document as limited shall in all events remain in full force and effect and be fully enforceable against such Loan Party.  This Section is intended solely to reserve the rights of the Lender hereunder against each Loan Party, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Loan Parties, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

GENERAL.

Waiver; Amendments.  No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Confirmations.  Each Loan Party and the Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under the Note.

Notices.  Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on the signature page or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  For purposes of Sections 2.2.2 and 2.2.3, the Lender shall be entitled to rely on telephonic instructions from any person that the Lender in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Lender harmless from any loss, cost or expense resulting from any such reliance.

Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Lender that the Company (or any other Loan Party) wishes to amend any covenant in Section 10 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Lender notifies the Company that the Lender wishes to amend Section 10 (or any related definition) for such purpose), then the Loan Parties’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Lender.

Costs, Expenses and Taxes.  The Loan Parties agree to pay on demand all reasonable out-of-pocket costs and expenses of the Lender (including Attorney Costs and any Taxes) in connection with the preparation, execution, delivery and administration (including perfection and protection of any collateral, if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof.  In addition, the Company agrees to pay, and to save the Lender harmless from all liability for, any fees of the Company’s auditors in connection with any reasonable exercise by the Lender of its rights pursuant to Section 10.2.  All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Note, expiration or termination of the Letters of Credit and termination of this Agreement.

Assignments; Participations.

(a)                                  The Lender may at any time assign to one or more Persons all or any portion of the Lender’s Loans and Commitments, with the prior written consent of the Company (which consent (i) shall be required only so long as no Event of Default exists, (ii) shall not be unreasonably withheld or delayed and (iii) shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender).  Any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the Lender.  The Company shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company has expressly objected to such assignment within three Business Days after notice thereof.

(b)                                 The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(c)                                  The Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder.  In the event of a sale by the Lender of a participating interest, (i) the Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) the Company shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations hereunder and (iii) all amounts payable by the Company shall be determined as if the Lender had not sold such participation and shall be paid directly to the Lender.  No Participant shall have any direct or indirect voting rights hereunder.  The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each participant to share with the Lender, and the Lender agrees to share with each participant.  The Company also agrees that each participant shall be entitled to the benefits of Section 7.5 or 8 as if it were a Lender (provided that on the date of the participation no participant shall be entitled to any greater compensation pursuant to Section 7.5 or 8 than would have been paid to the Lender on such date if no participation had been sold.

GOVERNING LAW.  THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Confidentiality.  The Lender agrees to use commercially reasonable efforts (equivalent to the efforts the Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by any Loan Party and designated as confidential, except that the Lender may disclose such information (a) to Persons employed or engaged by the

Lender in evaluating, approving, structuring or administering the Loans and the Commitment; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.8 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Lender is a party; (f) to any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender; (g) to any Affiliate of the Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Lender.  Notwithstanding the foregoing, the Company consents to the publication by the Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby shall not be confidential and the Lender and other parties hereto may disclose without limitation of any kind any information that is provided to the Lender with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4); provided, that to the extent any Loan Document contains information that relates to the “tax treatment” or “tax structure” and contains other information, this paragraph shall only apply to the information regarding the “tax treatment” or “tax structure.”

Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Loan Parties and rights of the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

Nature of Remedies.  All Obligations of the Loan Parties and rights of the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Lender.

Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by the Lender shall deemed to be originals.

Successors and Assigns.  This Agreement shall be binding upon each Loan Party and the Lender and their respective successors and assigns, and shall inure to the benefit of each Loan Party and the Lender and the successors and assigns of the Lender.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Lender.

Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

INDEMNIFICATION BY THE LOAN PARTIES.  IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE LENDER AND THE AGREEMENT TO EXTEND THE COMMITMENT PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE

INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION.  IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW.  ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.15 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTE, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

Nonliability of Lender.  The relationship between the Loan Parties on the one hand and the Lender on the other hand shall be solely that of Loan Parties and lender.  The Lender has no fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  The Lender does not undertake any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  Each Loan Party agrees, on behalf of itself and each other Loan Party, that the Lender shall have no liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NO LENDER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH OTHER LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan

Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties and the Lender.

FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MINNESOTA OR IN THE UNITED STATES DISTRICT COURT SITTING IN MINNEAPOLIS, MINNESOTA; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MINNESOTA AND OF THE UNITED STATES COURT SITTING IN HENNEPIN COUNTY, MINNESOTA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MINNESOTA.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

WAIVER OF JURY TRIAL.  EACH LOAN PARTY AND THE LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[The next page is the signature page.]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

WINMARK CORPORATION

By:	/s/ Brett D. Heffes
Name:	Brett D. Heffes
Title:	Chief Financial Officer and Treasurer

WINMARK BUSINESS SOLUTIONS, INC.

By:	/s/ Brett D. Heffes
Name:	Brett D. Heffes
Title:	Chief Financial Officer and Treasurer

WINMARK CAPITAL CORPORATION

By:	/s/ Brett D. Heffes
Name:	Brett D. Heffes
Title:	Chief Financial Officer and Treasurer

GROW BIZ GAMES, INC.

By:	/s/ Mark T. Hooley
Name:	Mark T. Hooley
Title:	Vice President and General Counsel

Address for Notices:

c/o Winmark Corporation

4200 Dahlberg Drive Suite 100

Minneapolis, MN 55422

Attention: Mark Hooley,

Vice President and General Counsel

Telephone:  (763) 520-8500

Fax:  (763) 520-8410

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ F. Ward Nixon
Name:	F. Ward Nixon
Title:	Senior Vice President and Regional Manager

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

50 South Sixth Street

Minneapolis, MN 55402

Attention:  Amy Hafenbrack

Telephone: (612) 752-9880

Facsimile:  (612) 752-9881

All Other Notices

50 South Sixth Street

Minneapolis, MN 55402

Attention:  F. Ward Nixon

Christina Miller

Telephone: (612) 752-9889

Facsimile:  (612) 752-9881